Exhibit 99.1

Infinity Pharmaceuticals Reports First Quarter 2022 Financial Results

– MARIO-4, the first eganelisib registration-enabling trial, in front-line metastatic triple negative breast cancer (TNBC) expected to initiate by year-end 2022 –

– MARIO-P, a clinical program designed to expand eganelisib development in additional solid tumor indications, is planned to start in 3Q2022 –

– Investor conference call to be held May 3, 2022 at 4:30pm EDT –

CAMBRIDGE, Mass., May 3, 2022 /Business Wire/ -- Infinity Pharmaceuticals, Inc. (NASDAQ: INFI) (“Infinity” or the “Company”), a clinical-stage biotechnology company developing eganelisib, a first-in-class, oral, immuno-oncology macrophage reprogramming therapeutic, today announced its first quarter 2022 financial results and provided a corporate update.

“We are pleased to further advance the development of eganelisib, building on our encouraging MARIO-3 results, by initiating our first registration study, MARIO-4, in front-line metastatic TNBC by the end of this year.” Ms. Perkins continued, “In parallel, we are also planning to start our platform clinical program, MARIO-P, on a rolling basis. MARIO-P is being designed to rapidly expand eganelisib development in additional combinations and indications where it may increase the effectiveness of available therapies. We continue to leverage eganelisib’s unique mechanism of action and differentiated clinical data to advance our clinical development program and maximize the value of eganelisib for patients and shareholders.”

Anticipated 2022 Clinical Studies:

•Initiate MARIO-4, a randomized, double-blind, registrational trial in front-line metastatic TNBC, by year-end 2022

◦Complete the MARIO-4 trial design, including confirmation of key endpoints (e.g, progression free survival and overall survival), following meeting with global regulatory authorities

◦Evaluate eganelisib in both PD-L1 negative and PD-L1 positive patients:
–Experimental arm: eganelisib triplet regimen (eganelisib + chemo + checkpoint inhibitor)
–PD-L1 (-) control arm: chemotherapy alone
–PD-L1 (+) control arm: chemotherapy plus checkpoint inhibitor

•Initiate MARIO-P, a clinical program designed to rapidly evaluate the clinical benefit of eganelisib in combination regimens in additional solid tumor indications, on a rolling basis starting in 3Q 2022. Expected tumor types to include ovarian cancer, non-small cell lung cancer, soft tissue sarcoma and prostate cancer

Eganelisib Clinical/Translational Data in 2H 2022:

•MARIO-3 study in metastatic TNBC patients
•MARIO-275 study in urothelial cancer patients
•MARIO-3 study in renal cell carcinoma patients
•Investigator-sponsored study in head and neck squamous cell carcinoma patients sponsored by Dr. Ezra Cohen

First Quarter 2022 Financial Results:
•At March 31, 2022, Infinity had total cash, cash equivalents and available-for-sale securities of $67.1 million, compared to $80.7 million at December 31, 2021.

•Research and development expense for the first quarter of 2022 was $9.0 million, compared to $8.2 million in the same period in 2021. The increase is primarily related to an increase in compensation expense due primarily to new hires during the period, partially offset by a decrease in clinical development expenses to support continued development of eganelisib.

•General and administrative expense was $3.7 million for the first quarter of 2022, compared to $3.6 million for the same period in 2021. The increase in G&A expense is primarily due to an increase in stock compensation, partially offset by a decrease in professional services.

•Net loss for the first quarter of 2022 was $12.4 million, or a basic and diluted loss per common share of $0.14, compared to a net loss of $11.6 million, or a basic and diluted loss per common share of $0.15 in the same period in 2021.
Financial Outlook:
Infinity’s 2022 financial guidance remains as follows:

•Net Loss: Infinity expects net loss for 2022 to range from $45 million to $55 million.

•Cash and Investments: Infinity expects to end 2022 with a year-end cash, cash equivalents and available for sale securities balance ranging from $25 million to $35 million. Infinity’s financial guidance does not include additional funding or business development activities.
Conference Call Information
Infinity will host a conference call today, May 3, 2022, at 4:30 PM EDT to discuss these financial results and company updates. A live webcast of the conference call can be accessed in the "Investors/Media" section of Infinity's website at www.infi.com. To participate in the conference call, please dial (877) 316-5293 (domestic) and (631) 291-4526 (international) five minutes prior to start time. The conference ID number is 6618485. An archived version of the webcast will be available on Infinity's website for 30 days.

About Infinity and Eganelisib

Infinity Pharmaceuticals, Inc. (“Infinity” or the “Company”), is a clinical-stage biotechnology company developing eganelisib (IPI-549), a first-in-class, oral, immuno-oncology macrophage reprogramming therapeutic which is designed to address a fundamental biologic mechanism of immune suppression in cancer in multiple clinical studies. MARIO-4 is a front-line metastatic TNBC randomized, double-blind, pivotal trial the Company expects to initiate by the end of 2022. MARIO-3 is the first eganelisib combination study in front-line advanced cancer patients and is evaluating eganelisib in combination with Tecentriq® and Abraxane® in front-line TNBC and in combination with Tecentriq and Avastin® in front-line RCC. MARIO-275 is a randomized, controlled combination study of eganelisib combined with Opdivo® in I/O naïve urothelial cancer. Additionally, eganelisib will be evaluated in MARIO-P across various solid tumor indications, which the Company expects to initiate on a rolling basis in 3Q 2022. For more information on Infinity, please refer to Infinity's website at www.infi.com.
Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those regarding: the therapeutic potential of eganelisib; plans to initiate the MARIO-4 registration study and the MARIO-P clinical program; design plans for MARIO-4 and MARIO-P; plans to present data; the Company’s guidance with respect to net loss, cash and cash equivalents and cash runway; and the Company's ability to execute on its strategic plans. Such statements are subject to numerous important factors, risks and uncertainties that may cause actual events or results to differ materially from the Company's current expectations. For example, there can be no guarantee that eganelisib will successfully complete necessary preclinical and clinical development phases. Further, there can be no guarantee that any positive developments in Infinity's product portfolio will result in stock price appreciation. Management's expectations and, therefore, any forward-looking statements in this press release could also be affected by risks and uncertainties relating to a number of other factors, including the following: the cost, timing and results of clinical trials and other development activities that may be delayed or disrupted by the COVID-19 pandemic or otherwise; the content and timing of decisions made by the U.S. FDA and other regulatory authorities; Infinity's ability to obtain and maintain requisite regulatory approvals; unplanned cash requirements and expenditures; development of agents by Infinity's competitors for diseases in which Infinity is currently developing or intends to develop eganelisib; and Infinity's ability to obtain, maintain and enforce patent and other intellectual property protection for eganelisib. These and other risks which may impact management's expectations are described in greater detail under the caption "Risk Factors" included in Infinity's annual report and quarterly reports filed with the Securities and Exchange Commission (SEC), and in other filings that Infinity makes with the SEC, available through the Company’s website at www.infi.com. Any forward-looking statements contained in this press release speak only as of the date hereof, and Infinity does not undertake and expressly disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Opdivo® is a registered trademark of Bristol Myers Squibb.
Tecentriq® is a registered trademark of Genentech, Inc.
Abraxane® is a registered trademark of Abraxis BioScience, LLC., a wholly owned subsidiary of Bristol Myers Squibb Company.
Avastin® is a registered trademark of Genentech, Inc.

INFINITY PHARMACEUTICALS, INC.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	March 31, 2022	December 31, 2021
Cash, cash equivalents and available-for-sale securities	$67,140	$80,726
Other current assets	2,960	1,542
Property and equipment, net	1,137	1,241
Other long-term assets	1,341	1,276
Total assets	$72,578	$84,785

Accounts payable and accrued expenses	$13,394	$13,300
Liabilities related to sale of future royalties, net[1]	48,377	48,727
Operating lease liability, less current portion	777	917
Long-term liabilities	48	270
Total stockholders’ equity	9,982	21,571
Total liabilities and stockholders’ equity	$72,578	$84,785

1 The company is not obligated to repay any of the liabilities related to sale of future royalties but these are recorded as a liability on the balance sheet in accordance with accounting guidance for royalty monetization.

INFINITY PHARMACEUTICALS, INC.
Condensed Consolidated Statements of Operations
(in thousands, except share and per share amounts)
(unaudited)

	Three Months Ended March 31,
	2022	2021
Royalty revenue	$652	$467
Operating expenses:
Research and development	8,990	8,201
General and administrative	3,676	3,566
Royalty expense	393	282
Total operating expenses	13,059	12,049
Loss from operations	(12,407)	(11,582)
Other income (expense):
Investment and other income (expense)	16	(2)
Non-cash interest expense[1]	(45)	(45)
Total other expense	(29)	(47)
Net loss	$(12,436)	$(11,629)
Basic and diluted loss per common share:	$(0.14)	$(0.15)
Basic and diluted weighted average number of common shares outstanding:	89,155,311	75,728,176

1 The liabilities related to sale of future royalties will be amortized using the effective interest method over the life of the arrangements.

Investor Relations:
Irina Koffler
LifeSci Advisors, LLC
646-970-4681
ikoffler@lifesciadvisors.com